press release	Exhibit 99.1 corescientific.com
Core Scientific Announces Fiscal First Quarter 2024 Results
Fiscal First Quarter 2024 Highlights
•Generated net income of $210.7 million, including a gain on extinguishment of prior obligations of $143.8 million
•Produced adjusted EBITDA of $88.0 million
•Strengthened the balance sheet, ending the quarter with $98.1 million in cash and cash equivalents
•Earned 2,825 self-mined bitcoin, more than any other publicly listed miner in North America
•Operated total hash rate of 25.5 EH/s, consisting of 19.3 EH/s self-mining and 6.2 EH/s hosting
•Owned and managed approximately 745 megawatts of infrastructure, the largest owned infrastructure footprint among publicly listed miners in North America
•Improved average actual self-mining fleet energy efficiency to 26.85 joules per terahash

AUSTIN, Texas, May 8, 2024 - Core Scientific, Inc. (NASDAQ: CORZ), a leader in bitcoin mining, specializing in application-specific digital infrastructure for emerging high-value compute, today announced financial results for the fiscal first quarter of 2024. Net income was $210.7 million, as compared to a net loss of $0.4 million for the same period in 2023. Total revenue was $179.3 million, as compared to $120.7 million for the same period last year. Operating income was $55.2 million, as compared to $7.6 million for the same period in 2023. Adjusted EBITDA was $88.0 million, as compared to $40.3 million for the same period in the prior year.

“We delivered outstanding results in the first quarter, earning more bitcoin than any other publicly traded bitcoin miner, strengthening our balance sheet by paying down debt and improving our cash position, and improving our fleet efficiency with the deployment of new generation miners”, said Adam Sullivan, Core Scientific Chief Executive Officer. “By taking full advantage of favorable market fundamentals and by focusing on productivity and efficiency, we generated strong financial performance that demonstrates our ability to create value for our shareholders.”

“Our 745 megawatts of operational, high-power data center infrastructure forms the basis of our competitive advantage. We believe this advantage places us in a unique position where bitcoin mining serves as the platform on which to build an alternative compute hosting business at a time when the demand for high-power data center capacity is strong and growing.”

“We are in regular discussion with customers to evaluate the potential of transforming more than 500 megawatts of our operational infrastructure and contracted power to host high-performance computing. With our existing access to a total of 1.2 gigawatts of power and with new, more energy efficient bitcoin miners on the horizon, we plan to expand our bitcoin mining hash rate as we build a high-performance computing offering. We are well positioned to take advantage of two very attractive markets,” added Mr. Sullivan.

Fiscal First Quarter Financial and Operational Achievements
•Total revenue of $179.3 million, an increase of $58.6 million over first quarter 2023
•Net income of $210.7 million, an improvement of $211.1 million over first quarter 2023
•Operating income of $55.2 million, an increase of $47.6 million over first quarter 2023
•Adjusted EBITDA of $88.0 million, an improvement of $47.7 million over first quarter 2023
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 2
•Cash and cash equivalents of $98.1 million as of March 31, 2024
•Retired $19 million in obligations shortly after quarter end
•Expanded hosting offering by delivering 16 MW of infrastructure to high-performance compute customer more than 30 days ahead of schedule
•Completed deployment of 28,400 new S19j XP miners
•Deployed first shipment of approximately 2,500 S21 miners
•Completed all 2024 payments due on miners ordered for deployment this year
•Expanded operational infrastructure by 21 MW at Pecos, Texas site
Fiscal First Quarter 2024 Financial Results (Compared to Fiscal First Quarter 2023)
Total revenue for the fiscal first quarter of 2024, was $179.3 million, and consisted of $150.0 million in digital asset mining revenue and $29.3 million in hosting revenue.

Digital asset mining revenue in excess of mining cost of revenue for the fiscal first quarter of 2024 was $68.4 million (46% gross margin), as compared to $25.4 million (26% gross margin) for the same period in the prior year, an increase of $43.0 million. Digital asset mining revenue increased $51.9 million driven by a 134% increase in the price of bitcoin and a 20% increase in our self-mining hash rate, partially offset by the increase in the global hash rate of approximately 73%, leading to a 34% decrease in bitcoin received from self-mining. Digital asset mining cost of revenue consists primarily of direct production costs of mining operations, including electricity costs, and data center operating costs, including salaries, stock-based compensation, and depreciation of property, plant and equipment. The increase in digital asset mining cost of revenue for the fiscal first quarter of 2024 is primarily driven by an increase in depreciation expense resulting from the deployment of approximately 18,000 new generation self-miners.

Hosting revenue in excess of hosting cost of revenue for the fiscal first quarter of 2024, was $9.3 million (32% gross margin), as compared to $6.4 million (28% gross margin) for the same period in the prior year, an increase of $2.8 million. Hosting costs consisted primarily of direct electricity costs and data center operating costs. The increase in Hosting revenue in excess of hosting cost of revenue was primarily due to an increase in revenue of $6.7 million driven by the onboarding of new digital asset mining clients, partially offset by increased proceeds sharing costs of $2.6 million associated with the Company entering proceed sharing contracts with digital asset mining customers beginning in the second fiscal quarter of 2023 and increased depreciation expense of $1.1 million.

Operating expenses for the fiscal first quarter of 2024 totaled $16.9 million, as compared to $24.2 million for the same period in the prior year. The decrease of $7.3 million was primarily attributable lower stock-based compensation of $13.3 million due to forfeitures during the current quarter and no new equity awards granted during fiscal year 2023, partially offset by a $3.4 million increase in personnel and related expenses and a $1.7 million increase in advisor fees related to the reorganization and incurred during the fiscal first quarter.

Net income for the fiscal first quarter of 2024 was $210.7 million, as compared to a net loss of $0.4 million for the same period in the prior year. Net income for the fiscal first quarter of 2024 increased by $211.1 million driven primarily by a decrease of $143.0 million in reorganization items, net, which included gains on extinguishment of pre-emergence obligations of $143.8 million and lower Chapter 11 financing costs of $11.1
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 3
million, partially offset by a $12.8 million increase in reimbursed claimant professional fees, and a $60.1 million mark-to-market adjustment on our warrants and other contingent value rights.

Non-GAAP Adjusted EBITDA for the fiscal first quarter of 2024 was $88.0 million, as compared to Non-GAAP Adjusted EBITDA of $40.3 million for the same period in the prior year. This $47.7 million increase was driven by a $58.6 million increase in total revenue and a $1.1 million decrease in impairment of digital assets, partially offset by a $4.4 million increase in cash operating expenses, a $4.1 million increase in cash cost of revenue, a $3.0 million increase in realized losses on energy derivatives, and a $0.5 million decrease in gain from sales of digital assets.

CONFERENCE CALL AND LIVE WEBCAST
In conjunction with this release, Core Scientific, Inc. will host a conference call today, Wednesday, May 8, 2024, at 4:30 pm Eastern Time that will be webcast live. Adam Sullivan, Chief Executive Officer, Denise Sterling, Chief Financial Officer and Steven A. Gitlin, Senior Vice President Investor Relations, will host the call.
Investors may dial into the call by using the following telephone numbers: +1 (833) 470-1428 (U.S. toll free) and +1 (404) 975-4839 (U.S. local) and providing the Access Code 159022 five to ten minutes prior to the start time to allow for registration.
Investors with Internet access may listen to the live audio webcast via the Investor Relations page of the Core Scientific, Inc. website, http://investors.corescientific.com or at https://events.q4inc.com/attendee/954677374. Please allow 10 minutes prior to the call to download and install any necessary audio software. A replay of the audio webcast will be available for one year.
A supplementary investor presentation for the fiscal first quarter 2024 may be accessed at https://investors.corescientific.com/investors/events-and-presentations/default.aspx.

AUDIO REPLAY
An audio replay of the event will be archived on the Investor Relations section of the Company's website at http://investors.corescientific.com and via telephone by dialing +1 (866) 813-9403 (U.S. toll free) or +1 (929) 458-6194 (U.S. local) and entering Access Code 713825.

ABOUT CORE SCIENTIFIC
Core Scientific is one of the largest bitcoin miners and hosting solutions providers for bitcoin mining in North America. Transforming energy into high-value compute with superior efficiency at scale, we employ our own large fleet of computers (“miners”) to earn bitcoin for our own account and provide hosting services for large bitcoin mining customers at our seven operational data centers in Georgia (2), Kentucky (1), North Carolina (1), North Dakota (1) and Texas (2). We derive the majority of our revenue from earning bitcoin for our own account (“self-mining”). To learn more, visit www.corescientific.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 4
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company and the Company’s ability to source and retain talent. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “estimate,” “plan,” “project,” “forecast,” “goal,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to earn digital assets profitably and to attract customers for our hosting capabilities; our ability to maintain our competitive position as digital asset networks experience increases in total network hash rate; our ability to raise additional capital to continue our expansion efforts or other operations; our need for significant electric power and the limited availability of power resources; the potential failure in our critical systems, facilities or services we provide; the physical risks and regulatory changes relating to climate change; potential significant changes to the method of validating blockchain transactions; our vulnerability to physical security breaches, which could disrupt our operations; a potential slowdown in market and economic conditions, particularly those impacting the blockchain industry and the blockchain hosting market; the identification of material weaknesses in our internal control over financial reporting; price volatility of digital assets and bitcoin in particular; the “halving” of rewards available on the Bitcoin network, or the reduction of rewards on other networks, affecting our ability to generate revenue as our customers may not have an adequate incentive to continue mining and customers may cease mining operations altogether; the potential that insufficient awards from digital asset mining could disincentivize transaction processors from expending processing power on a particular network, which could negatively impact the utility of the network and further reduce the value of its digital assets; the requirements of our existing debt agreements for us to sell our digital assets earned from mining as they are received, preventing us from recognizing any gain from appreciation in the value of the digital assets we hold; potential changes in the interpretive positions of the SEC or its staff with respect to digital asset mining firms; the increasing likelihood that U.S. federal and state legislatures and regulatory agencies will enact laws and regulations to regulate digital assets and digital asset intermediaries; increasing scrutiny and changing expectations with respect to our ESG policies; the effectiveness of our compliance and risk management methods; the adequacy of our sources of recovery if the digital assets held by us are lost, stolen or destroyed due to third-party digital asset services; the effects of our emergence from bankruptcy on our financial results, business and business relationships; and our substantial level of indebtedness and our current liquidity constraints affecting our financial condition and ability to service our indebtedness. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law.
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 5
Core Scientific, Inc.
Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$98,125	$50,409
Restricted cash	16,151	19,300
Accounts receivable	1,107	1,001
Digital assets	—	2,284
Prepaid expenses and other current assets	27,937	24,022
Total Current Assets	143,320	97,016
Property, plant and equipment, net	575,969	585,431
Operating lease right-of-use assets	77,766	7,844
Intangible assets, net	2,136	2,247
Other noncurrent assets	14,777	19,618
Total Assets	$813,968	$712,156
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$16,165	$154,751
Accrued expenses and other current liabilities	68,221	179,636
Deferred revenue	9,250	9,830
Operating lease liabilities, current portion	2,619	77
Finance lease liabilities, current portion	3,018	19,771
Notes payable, current portion	23,333	124,358
Contingent value rights, current portion	15,539	—
Total Current Liabilities	138,145	488,423
Operating lease liabilities, net of current portion	69,022	1,512
Finance lease liabilities, net of current portion	1,170	35,745
Convertible and other notes payable, net of current portion	556,573	684,082
Contingent value rights, net of current portion	29,062	—
Warrant liabilities	327,465	—
Other noncurrent liabilities	11,040	—
Total liabilities not subject to compromise	1,132,477	1,209,762
Liabilities subject to compromise	—	99,335
Total Liabilities	1,132,477	1,309,097
Commitments and contingencies
Stockholders’ Deficit:
Preferred stock; $0.00001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.00001 par value; 10,000,000 shares authorized at March 31, 2024 and December 31, 2023; 182,237 and 386,883 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	2	36
Additional paid-in capital	1,891,011	1,823,260
Accumulated deficit	(2,209,522)	(2,420,237)
Total Stockholders’ Deficit	(318,509)	(596,941)
Total Liabilities and Stockholders’ Deficit	$813,968	$712,156
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 6
Core Scientific, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue:
Digital asset mining revenue	$149,959	$98,026
Hosting revenue from customers	29,332	18,909
Hosting revenue from related parties	—	3,720
Total revenue	179,291	120,655
Cost of revenue:
Cost of digital asset mining	81,564	72,676
Cost of hosting services	20,081	16,198
Total cost of revenue	101,645	88,874
Gross profit	77,646	31,781
Gain from sales of digital assets	543	1,064
Impairment of digital assets	—	(1,056)
Change in fair value of energy derivatives	(2,218)	—
Losses on disposal of property, plant and equipment	(3,820)	—
Operating expenses:
Research and development	1,799	1,415
Sales and marketing	982	1,008
General and administrative	14,143	21,764
Total operating expenses	16,924	24,187
Operating income	55,227	7,602
Non-operating (income) expenses, net:
Loss (gain) on debt extinguishment	50	(20,761)
Interest expense, net	14,087	157
Reorganization items, net	(111,439)	31,559
Change in fair value of warrant and contingent value rights	(60,114)	—
Other non-operating expense (income), net	1,746	(3,069)
Total non-operating (income) expenses, net	(155,670)	7,886
Income (loss) before income taxes	210,897	(284)
Income tax expense	206	104
Net income (loss)	210,691	(388)
Net income (loss) per share:
Basic	$0.91	$—
Diluted	$0.78	$—
Weighted average shares outstanding:
Basic	230,954	375,419
Diluted	282,531	375,419
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 7
Core Scientific, Inc.
Segment Results
(in thousands, except percentages)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Mining Segment	(in thousands, except percentages)
Digital asset mining revenue	$149,959	$98,026
Cost of digital asset mining	81,564	72,676
Mining gross profit	$68,395	$25,350
Mining gross margin	46%	26%

Hosting Segment
Hosting revenue	$29,332	$22,629
Cost of hosting services	20,081	16,198
Hosting gross profit	$9,251	$6,431
Hosting gross margin	32%	28%

Consolidated
Consolidated total revenue	$179,291	$120,655
Consolidated cost of revenue	$101,645	$88,874
Consolidated gross profit	$77,646	$31,781
Consolidated gross margin	43%	26%

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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 8
Core Scientific, Inc. and Subsidiaries
Non-GAAP Financial Measures
(Unaudited)
Adjusted EBITDA is a non-GAAP financial measure defined as our net income or (loss), adjusted to eliminate the effect of (i) interest income, interest expense, and other income (expense), net; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) stock-based compensation expense; (v) Reorganization items, net; (vi) change in fair value of energy derivatives; (vii) change in the fair value of warrant and contingent value rights and (viii) certain additional non-cash or non-recurring items, that do not reflect the performance of our ongoing business operations. For additional information, including the reconciliation of net income (loss) to Adjusted EBITDA, please refer to the table below. We believe Adjusted EBITDA is an important measure because it allows management, investors, and our Board of Directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making the adjustments described above. In addition, it provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business, as it removes the effect of net interest expense, taxes, certain non-cash items, variable charges, and timing differences. Moreover, we have included Adjusted EBITDA in this earnings release because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluate performance, and perform strategic and financial planning.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature or because the amount and timing of these items are not related to the current results of our core business operations which renders evaluation of our current performance, comparisons of performance between periods and comparisons of our current performance with our competitors less meaningful. However, you should be aware that when evaluating Adjusted EBITDA, we may incur future expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We compensate for these limitations by relying primarily on GAAP results and using Adjusted EBITDA on a supplemental basis. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.
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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 9
The following table reconciles the non-GAAP financial measure to the most directly comparable U.S. GAAP financial performance measure, which is net loss, for the periods presented (in thousands):

	Three Months Ended March 31,
	2024	2023[1]
Reconciliation of Net income (loss) to Adjusted EBITDA	(Unaudited)
Net income (loss)	$210,691	$(388)
Adjustments:
Interest expense, net	14,087	157
Income tax expense	206	104
Depreciation and amortization	28,996	20,094
Stock-based compensation expense	(1,060)	12,273
Unrealized fair value adjustment on energy derivatives	(797)	—
Losses on exchange or disposal of property, plant and equipment	3,820	—
Advisor fees	1,687	—
Loss (gain) on debt extinguishment	50	(20,761)
Reorganization items, net	(111,439)	31,559
Change in fair value of warrant and contingent value rights	(60,114)	—
Other non-operating expenses (income), net	1,746	(3,069)
Other	123	368
Adjusted EBITDA	$87,996	$40,337
1 Certain prior year amounts have been reclassified for consistency with the current year presentation.

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Core Scientific, Inc. Fiscal First Quarter 2024 Earnings Release - 10
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